Exhibit 99.1

Investor Contacts:  Gregg Peters / Paul Hockert

Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS FIRST QUARTER 2004 RESULTS
2004 EPS Outlook of $1.70 to $1.80

April 28, 2004 – Eden Prairie, MN. – Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported its 2004 outlook and earnings results for the first quarter ended April 3, 2004.

Wholesale Customer Orders

The Company received wholesale customer orders of $101.0 million in the first quarter of 2004 which were down 2.5% compared to the $103.6 million of orders received in the first quarter of 2003. Orders for the Company’s Giftware products were up 14% led by 20%+ and 40%+ increases in the Christmas and Halloween categories, respectively. Village Series orders were down 16%, and continued to be negatively impacted by cautious buying patterns of the Village dealers and the continued attrition of these dealers.

Fiscal 2004 Outlook

The Company estimates fully diluted earnings per share (EPS) for fiscal 2004 will fall within the range of $1.70 to $1.80 from continuing operations. EPS from continuing operations in 2003 was $1.87.

First Quarter Performance from Continuing Operations

Revenues for the first quarter of $20.2 million were down 32% compared to $29.6 million in 2003. The decrease in first quarter revenues was driven by a 33% decrease in wholesale revenues due to the timing of receipt of product from overseas vendors. The Company expects to make up most of this timing difference during the second quarter and the remainder during the third quarter. The net loss for the first quarter of 2004 was $1.5 million or $0.11 per share compared to net income of $1.1 million or $0.09 per share in the prior year.

Retail revenues for the first quarter were up 5%. The increase in retail revenues is due to the addition of two new stores during the second half of 2003 and increased Time to Celebrate operations, partially offset by lower revenue from Department 56 branded seasonal stores which the Company did not operate beyond January 2003. Comparable sales in the Company’s three stores that were open during the first quarter in both years increased 1%.

Gross margin as a percentage of sales was 52.1% for the first quarter compared to 53.5% in the first quarter of 2003. The decrease in first quarter gross margins was principally due to a shift in the mix of wholesale product shipments from higher margin Village product to lower margin Giftware product.

Selling, general and administrative expenses for the quarter were $12.6 million compared to $13.8 million in the first quarter of 2003. The decrease in SG&A was principally due to lower bad debt and commission expenses due to the decrease in wholesale revenues.

Accounts receivable at the end of the first quarter were $15.5 million compared to $24.3 million at the end of the first quarter of last year. The decrease in accounts receivable is principally due to the decrease in wholesale revenues.

Inventories increased $1.0 million principally due to higher retail segment inventories resulting from the addition of two new retail stores during the second half of 2003 and an increase in Time to Celebrate operations.

Capital expenditures for the first quarter were $0.4 million compared to $0.1 million in fiscal 2003. Management anticipates 2004 capital expenditures to approximate 1% of annual wholesale revenues plus an amount for the retail business that is dependent on the number and format of stores opened.

Commenting on first quarter results, Susan Engel, Chairwoman and Chief Executive Officer, said, “We continue to make good progress against our growth strategies. We are pleased with our effort to date to broaden our Giftware line by developing cohesive, multi-season product offerings that will attract consumers year round as evidenced by our strong Giftware orders. While Christmas and Halloween have led the way this year, we have seen good results in a number of categories.”

Continuing, Ms. Engel stated, “We are also pleased to date with our efforts to expand beyond our core channel of distribution. Time to Celebrate has met our expectations through the first quarter and we believe we are on track to see it provide a positive impact to the business in the latter part of this year. On our retail store front, we continue to explore the viability of a number of store formats. We are on schedule to open our San Francisco store this summer and continue to look for another site. Lastly, we have also made solid progress in our efforts to expand our wholesale business outside the core gift and specialty channel by targeting select general merchandise accounts and “Big Box” retailers. Some of this effort will result in wholesale orders this year and some is laying the groundwork for 2005.”

On organization changes Ms. Engel noted, “We are very pleased with the recent additions of Michael Rothmeier, EVP Marketing and Corporate Strategy, Jeff McAlpin, VP Retail, and Dale Doss, VP Supply Chain Management and Logistics to our management team.  Each of these individuals brings expertise to areas critical to our key growth strategies. Michael Rothmeier brings strong customer relationship management experience from companies such as Fidelity Investments and IDS Financial, which will be extremely important to us as we grow our relationship with our consumers. Jeff McAlpin’s experience with a number of different store formats at the GAP, will prove valuable as we explore a variety of different retail formats and finalize our retail strategy this year. Lastly, Dale Doss’s supply chain experience in a variety of different types of channels from companies such as Avon, Wal-Mart and Micro- Warehouse will be helpful as we grow our business in a number of channels beyond our core gift and specialty business.”

Ms. Engel also noted that to avoid concerns about director independence given the addition of Michael Rothmeier to the Company’s management team, Board member Steven Rothmeier (who is Michael’s brother) resigned his directorship in March.  “Steve has been an active contributor to our Board since 1992, and we are greatly appreciative of his service to the Company.”

Discontinued Operations

The Company completed the closing of its Geppeddo subsidiary during the first quarter and reclassified its results as discontinued operations for all periods presented. Geppeddo incurred a $1.5 million or $0.11 per share after-tax loss from discontinued operations in the first quarter of 2004.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments – holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 13,000 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows.

Conference Call Information

Investors will have the opportunity to listen to the Company’s April 29, 2004 conference call over the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least fifteen minutes prior to the 9:00 a.m. ET call. For those who cannot listen to the live broadcast, a replay will be available.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2003 dated March 17, 2004 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Quarter Ended
	April 3, 2004		April 5, 2003

NET SALES	$20,244		$29,570
COST OF SALES	9,700	47.9%	13,761	46.5%

Gross Profit	10,544	52.1%	15,809	53.5%

Selling, general and administrative expenses	12,635	62.4%	13,830	46.8%

(LOSS) INCOME FROM OPERATIONS	(2,091)	-10.3%	1,979	6.7%

Interest expense	116	0.6%	568	1.9%
Other, net	82	0.4%	(356)	-1.2%

(LOSS) INCOME BEFORE INCOME TAXES	(2,289)	-11.3%	1,767	6.0%

INCOME TAX (BENEFIT) PROVISION	(824)	-4.1%	636	2.2%

(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,465)	-7.2%	1,131	3.8%

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(1,497)	-7.4%	(878)	-3.0%

NET (LOSS) INCOME	$(2,962)	-14.6%	$253	0.9%

(LOSS) INCOME PER SHARE – BASIC:
(LOSS) INCOME PER SHARE FROM CONTINUING OPERATIONS	$(0.11)		$0.09
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	(0.11)		(0.07)
NET (LOSS) INCOME PER SHARE – BASIC	$(0.22)		$0.02

(LOSS) INCOME PER SHARE – ASSUMING DILUTION:
(LOSS) INCOME PER SHARE FROM CONTINUING OPERATIONS	$(0.11)		$0.09
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	(0.11)		(0.07)
NET (LOSS) INCOME PER SHARE – ASSUMING DILUTION	$(0.22)		$0.02

Weighted Average Shares Outstanding – Basic	13,178		13,076
Weighted Average Shares Outstanding – Assuming Dilution	13,178		13,151

SUPPLEMENTAL INFORMATION –
Depreciation expense (as reported within SG&A)	$959		$1,087

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 3, 2004	January 3, 2004	April 5, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$19,881	$17,457	$11,259
Accounts receivable, net	15,532	20,999	24,327
Inventories	13,052	12,189	12,063
Income tax receivable	2,152	—	—
Other current assets	7,094	7,499	7,210
Current assets of discontinued operations	—	11,657	3,450
Total current assets	57,711	69,801	58,309

PROPERTY AND EQUIPMENT, net	17,061	17,664	18,675
GOODWILL, TRADEMARKS AND OTHER, net	51,596	51,631	51,737
OTHER ASSETS	3,797	3,208	2,637
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	—	—	9,425
	$130,165	$142,304	$140,783

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$—	$—	$22,000
Accounts payable	5,523	6,322	6,751
Income tax payable	—	3,513	2,828
Other current liabilities	4,876	6,379	4,212
Current liabilities of discontinued operations	—	3,938	265
Total current liabilities	10,399	20,152	36,056

OTHER LIABILITIES	3,382	3,015	2,279
DEFERRED TAXES	4,596	4,841	4,825
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	—	631
STOCKHOLDERS’ EQUITY	111,788	114,296	96,992
	$130,165	$142,304	$140,783

Reclassifications – Certain reclassifications were made to the January 3, 2004 and April 5, 2003 condensed consolidated balance sheets in order to conform to the presentation of the April 3, 2004 condensed consolidated balance sheet.  These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

	Quarter Ended
	April 3, 2004	April 5, 2003
WHOLESALE:
Village sales	$9,733	$17,609
Giftware sales	9,014	10,531

Net sales	18,747	28,140
Income from operations	6,663	11,089

RETAIL:
Net sales	1,497	1,430
Loss from operations	(894)	(955)

OTHER –
Loss from operations	(7,860)	(8,155)

CONSOLIDATED:
Net sales	20,244	29,570
(Loss) income from operations	(2,091)	1,979

The Company has two reportable segments – wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations, which are classified below income from operations, are also not allocated by segment.  In addition, the Company generally does not account for or report assets, capital expenditures, or depreciation and amortization by segment.  All transactions between operating segments have been eliminated

Reclassifications – Certain reclassifications were made to the quarter ended April 5, 2003 segment information in order to conform to the presentation of the quarter ended April 3, 2004.  These reclassifications had no impact on consolidated net income as previously reported.